Exhibit 10.2

April 3, 2009

Ugo DeBlasi

[Address]

Dear Ugo:

I am pleased to offer you the position of Chief Financial Officer reporting directly to me. As discussed, your start date will be Monday, April 6th 2009.

Your annual salary is $370,000.00, paid bi-weekly in the amount of $14,230.77 less applicable taxes.

You are eligible to participate in our Incentive Compensation Program, based on the achievement of both personal and corporate goals, with a target annual bonus of 45% based on your eligible fiscal year earnings.

We have recommended to the Compensation Committee of our Board of Directors that you be granted options to purchase 100,000 shares of Celera common stock under the Celera Corporation 2008 Stock Incentive Plan. The option price will be set on the effective date of the grant, which will generally be no later than the date of the next regularly scheduled Board of Directors meeting following your employment start date, consistent with the plan and legal requirements. Typically, our options vest in four equal annual installments commencing on the first anniversary of the employment start date. You will receive a packet with complete information about your option grant within several weeks following the grant.

Upon acceptance of this offer, you will be granted a one-time cash bonus of $30,000.00, net. In the event that you elect to terminate employment prior to the completion of twelve (12) continuous months of employment, you will be obligated to refund the sign-on bonus amount, pro-rated for the period of employment during such twelve (12) months.

As part of your offer, Celera will be providing you with relocation benefits as outlined in the attached Celera Relocation Policy and Provisions. In the event you elect to terminate employment prior to the completion of twelve (12) continuous months of employment, you will be obligated to refund relocation reimbursements and payments on a pro-rated basis. Should you have any questions regarding your relocation benefits, please contact Paul Arata.

In the event your employment with Celera is terminated due to a change in control, your benefits will be determined in accordance with the Celera Corporation Executive Change in Control Policy.

Celera offers a deferred compensation program to those employees with an annual base salary of $125,000.00 or more. The deferred compensation program will allow you to defer portions of your base salary and annual bonus on a pre-tax basis.

All full time employees and part time employees, working more than 20 hours per week, are eligible for participation in the Celera benefits program on their date of hire. For your information, I have enclosed a Benefits Summary and Enrollment Guide.

We will arrange for you to meet with a member of our benefits staff to review your benefits package and enroll in the various programs. As an executive, you may choose to have an annual health screening done at Celera’s expense (up to $3,000), with a physician of your choice.

As an executive, you will not accrue PTO but will instead have the flexibility of taking time off at your discretion in accordance with the business needs of the corporation, approximately four weeks a year.

In compliance with the Immigration Reform and Control Act of 1986, our offer of employment is contingent upon your ability to verify your identity and legal right to work in the United States within three (3) business days of hire. In order to complete the required I-9 Employment Eligibility Verification Form, it is imperative you bring the appropriate documentation on your first day of work. Please review the enclosed list of acceptable documents for completing the I-9 Form.

Celera is firmly committed to maintaining its position as an employer who provides a safe and healthy work environment in which each employee can develop and produce to his/her maximum capability. In order to uphold this standard, we require that all employees submit to and pass a pre-employment drug test and a pre-employment background check. Our offer of employment, therefore, is contingent upon your successful completion of both the specified drug test and background check. Enclosed please find detailed instructions on how to complete the pre-employment drug screen.

Celera has a long-standing policy of respecting the rights of prior employers of persons the Corporation hires. Therefore, we do not want to receive, and you will not be asked to provide nor should you use in your work, any confidential information of a former employer. This includes information you may have in your possession or that you may have had access to while previously employed. It is very important that no documents of a former employer be brought onto the Corporation’s premises or computer systems. Likewise, to protect Celera’s corporate information, as part of employment you will be asked to sign a Conflict of Interest and Confidentiality Agreement.

By signing this letter, you recognize that an employment at-will relationship will exist between you and Celera and that either you or Celera may terminate this employment relationship at any time for any reason, with or without notice.

Please let me and Paul know if you will accept this offer. Please also review the Celera New Hire Packet Instructions and return all required completed forms and your signed original offer letter in the enclosed Federal Express envelope.

Ugo, I look forward to your joining the Celera team. I am confident you will find the important role you play in the organization to be a challenging and rewarding opportunity.

Sincerely,

/s/ Kathy Ordoñez
Kathy Ordoñez
Chief Executive Officer

Please sign below indicating your acceptance of this offer of employment. Employment with Celera is at-will.

Ugo DeBlasi	/s/ Ugo DeBlasi
Name (Printed)	Signature

April 3, 2009	April 6, 2009
Date	Start Date